EXHIBIT 11

                          DATAKEY, INC. AND SUBSIDIARY
                       COMPUTATION RE: EARNINGS PER SHARE
                                   (UNAUDITED)



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
                                                                                   Three Months Ended

                                                                          March 30, 1996                April 1, 1995
                                                                        -----------------              ---------------
Earnings
         Net Income                                                              $16,556                      $81,629

Primary Earnings Per Share
         Shares:
         Weighted average number of common shares
          outstanding                                                          2,835,654                     2,829,570
         Assuming conversion of preferred stock                                  150,000                       150,000
         Assuming exercise of options and warrants
          reduced by the number of shares which could have been  purchased  with the proceeds  from  exercise of such  options and  warrants  (treasury stock method) using average
          market price                                                            79,178                           852

         Weighted average number of common and
          common equivalent shares outstanding                                 3,064,832                     2,980,422

Primary Earnings Per Share                                                         $0.01                         $0.03


Fully Diluted Earnings Per Share
         Shares:
         Weighted average number of common shares
          outstanding                                                          2,835,654                      2,829,570
         Assuming conversion of preferred stock                                  150,000                        150,000
         Assuming exercise of options and warrants
          reduced by the number of shares which could have been  purchased  with the proceeds  from  exercise of such  options and  warrants  (treasury stock method) using ending market
          price                                                                   63,635                          1,379

         Weighted average number of common and
          common equivalent shares outstanding                                 3,049,289                      2,980,949


Fully Diluted Earnings Per Share                                                   $0.01                          $0.03

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